Exhibit 99.1

Omeros Corporation Reports Second Quarter 2026 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – August 12, 2026 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the second quarter ended June 30, 2026, which include:

Second Quarter and Recent Highlights

●     YARTEMLEA®, the first and only approved treatment for stem cell transplant-associated thrombotic microangiopathy (TA-TMA), an often-lethal complication of stem cell transplantation, generated gross revenues of $32.2 million in the second quarter of 2026, an increase of 190% from $11.1 million in the first quarter. Net revenue was $28.5 million, reflecting gross-to-net adjustments of approximately 11.5%, compared with $9.9 million and 11.0%, respectively, in the first quarter.

●     Net income for the second quarter of 2026 was $13.2 million, or $0.18 per share, compared to net income of $56.1 million, or $0.78 per share for the first quarter of 2026.

●     Results for the second and first quarters of 2026 included non-cash gains of $11.5 million and $73.1 million, respectively, primarily related to the mark-to-market adjustment of the embedded derivative associated with our unsecured convertible notes due 2029 (the “2029 Notes”). Excluding these non-cash gains, non-GAAP adjusted net income for the second quarter of 2026 was $1.8 million, or $0.02 per share, compared with a non-GAAP adjusted net loss of $17.1 million, or $0.24 per share, for the first quarter.

●     At June 30, 2026, we had $132.0 million of cash and short-term investments. For the three months ended June 30, 2026, company-wide net cash provided by operations was $4.1 million.

●     In July 2026, we completed the repurchase of $30.5 million aggregate principal amount of our 2029 Notes for a total purchase price of $60.2 million, reducing the outstanding principal amount to approximately $40.3 million. The transactions also reduced the aggregate number of shares issuable upon conversion of the 2029 Notes from approximately 11.4 million to 6.5 million and eliminated $8.6 million in future interest payments.

●     During the three and six months ended June 30, 2026, we repurchased and retired approximately 0.5 million and 0.8 million shares of common stock, respectively, at an average cost of $11.70 per share, respectively, for aggregate purchase prices of $5.7 million and $9.9 million, respectively.

●     In June, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a negative opinion on our marketing authorization application (MAA) for narsoplimab in TA-TMA. We believe the clinical evidence supports approval and have requested re-examination. As part of the re-examination procedure, an Ad Hoc Expert Group (AHEG), expected to comprise external scientific and clinical experts in hematology and stem cell transplantation, will review the evidence and address questions central to CHMP’s assessment. We continue to make YARTEMLEA available to transplant physicians and their patients in Europe through our expanded access program, prioritizing children with TA-TMA.

“We are very pleased with the strong momentum and growing market acceptance in the first full quarter of YARTEMLEA’s commercial launch,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “Equally gratifying are the consistent reports from transplant physicians nationwide describing responses to YARTEMLEA in their adult and pediatric patients, including those who had not responded to prior off-label C5 inhibitor administration. YARTEMLEA is saving lives and, with FDA approval, is now broadly accessible in the U.S. Substantial second-quarter YARTEMLEA revenues have enabled us to continue strengthening our capital structure. We repurchased an additional 489,000 shares of common stock in the open market and reduced the outstanding principal amount of our 2029 convertible notes by 43%, eliminating nearly $9 million in future cash interest payments and approximately 5 million additional shares of potential dilution. At the same time, our work with Novo Nordisk on the MASP-3 inhibitor zaltenibart remained on track toward Phase 3 trial initiation, while our complement, addiction, oncology, and infectious disease programs continued advancing. Collectively, these programs position Omeros for a broad range of value-driving milestones over the next 18 months.”

Recent Developments

●     YARTEMLEA and our broader MASP-2 inhibitor platform

 ○       On July 1, 2026, the permanent Healthcare Common Procedure Coding System J-code specific for YARTEMLEA became effective. Also in July, the Centers for Medicare & Medicaid Services (CMS) granted New Technology Add-on Payment (NTAP) status to YARTEMLEA, effective October 1, 2026. The NTAP designation provides eligible hospitals with additional Medicare reimbursement for inpatient cases involving YARTEMLEA and is expected to support patient access to this first-in-class treatment for TA-TMA.

 ○       We are assessing further development opportunities for YARTEMLEA across indications involving endothelial injury, lectin pathway activation, or thrombo-inflammation, including solid organ transplant-related TMA, chemotherapy-induced TMA, acute respiratory distress syndrome (ARDS), sickle cell disease, acute kidney injury, delayed graft function, and stem cell transplant-related endothelial syndromes beyond TA-TMA, including diffuse alveolar hemorrhage, capillary leak syndrome, graft-versus-host disease, and sinusoidal obstruction syndrome.

○       By year-end 2026, we expect enrollment to begin in two investigator-sponsored and Omeros-supported studies, one evaluating YARTEMLEA in hyperinflammatory ARDS, and the other assessing prophylactic YARTEMLEA in pediatric patients with predictably severe TA-TMA.

 ○       In parallel, we are finalizing the initial indication for a Phase 2 clinical program for OMS1029, our long-acting antibody targeting MASP-2. In our MASP-2 small-molecule inhibitor program, following completion of one ongoing study, we expect to select a drug development candidate.

●     OMS527 for the treatment of addiction — cocaine use disorder program funded by the National Institute on Drug Abuse (“NIDA”)

 ○       We are developing, at NIDA’s request, our lead orally administered phosphodiesterase 7 (“PDE7”) inhibitor for the treatment of cocaine use disorder. Preclinical studies, designed with NIDA toxicologists, were completed and showed no drug-interaction or safety issues, supporting the scheduled in-patient human study of OMS527 in cocaine users.

 ○       We are initiating a nonclinical study responsive to FDA’s request for additional nonclinical information prior to beginning the inpatient clinical trial. We expect to be able start enrollment in the inpatient clinical trial by year-end 2026.

●     Oncology platform — OncotoX-AML/OMS805

 ○       We continue to progress development within our OncotoX-AML/OMS805 program targeting acute myeloid leukemia (“AML”), an aggressive and highly fatal bone marrow and blood cancer.

 ○       A first-in-human Phase 1b clinical trial evaluating OMS805, the lead drug development candidate in our OncotoX-AML program, is targeted to begin in late 2027. IND-enabling studies are underway, and we have entered into an agreement with a leading contract biologics manufacturer for process development and initial clinical supply of OMS805 drug substance.

 ○       Across tumor-bearing animal models and in vitro human AML cell-line studies, OMS805 demonstrated efficacy superior to current AML standards of care. This efficacy was independent of AML-related genetic mutations, including TP53, NPM1, KMT2A, and FLT3, collectively found in approximately 90% of AML patients.

 ○       In February 2026, we announced the successful completion of our initial study in nonhuman primates evaluating the efficacy and safety of OncotoX-AML. Administration of only one course of OncotoX-AML treatment to immunocompetent primates produced the desired pharmacologic response, selectively reducing myeloid progenitor cells by up to 99%. OncotoX-AML was well tolerated. There were no observed safety signals or meaningful changes in blood chemistry values.

●     Targeted Complement Activating Therapy (“T-CAT”) platform

 ○       Our T-CAT platform is a new class of recombinant antibodies designed to target and directly kill pathogens, including bacteria, fungi, viruses, and parasites. Our T-CAT antibodies are expected to treat drug-resistant organisms without enhancing drug resistance. Our initial focus is on developing T-CAT antibodies against infections caused by multidrug-resistant organisms (“MDROs”), one of the most critical unmet needs in medicine.

 ○       The first peer-reviewed manuscript describing our T-CAT technology, titled “Engineered Antibodies Bypass Bacterial Immune Evasion to Drive Complement-Mediated Protection Against Lethal Infections,” was published in Science Translational Medicine on June 17, 2026. The manuscript underscores T-CAT’s potential as a next-generation platform with broad applicability across microbial species, including MDROs.

Financial Results

YARTEMLEA gross revenues were $32.2 million during the second quarter of 2026, an increase of $21.1 million, or 190%, from gross revenues of $11.1 million in the first quarter of 2026. Net revenue was $28.5 million, reflecting gross-to-net adjustments of approximately 11.5%, compared with $9.9 million, and gross-to-net adjustments of approximately 11.0% in the first quarter of 2026.

Net income for the second quarter of 2026 was $13.2 million, or $0.18 per share, compared to net income of $56.1 million, or $0.78 per share, for the first quarter of 2026.

Results for the second and first quarters of 2026 included non-cash gains of $11.5 million and $73.1 million, respectively, primarily related to the mark-to-market adjustment of the embedded derivative associated with our 2029 Notes. Excluding these non-cash gains, non-GAAP adjusted net income for the second quarter of 2026 was $1.8 million, or $0.02 per share, compared with a non-GAAP adjusted net loss of $17.1 million, or $0.24 per share, for the first quarter of 2026.

At June 30, 2026, we had $132.0 million of cash and short-term investments. For the three months ended June 30, 2026, company-wide net cash provided by operations was $4.1 million.

On June 17, 2026, we entered into privately negotiated agreements to repurchase $16.0 million aggregate principal amount of 2029 Notes from certain holders. On July 2, 2026, we entered into additional privately negotiated agreements with the same holders to repurchase $14.5 million aggregate principal amount of 2029 Notes. Both transactions were completed in July 2026 for a total purchase price of $60.2 million, plus accrued and unpaid interest of $0.2 million. Approximately $40.3 million aggregate principal amount of 2029 Notes remains outstanding. The aggregate number of shares issuable on conversion of the 2029 Notes was reduced from approximately 11.4 million to 6.5 million as a result of the transactions. We achieved this reduction at a weighted average cost of $12.21 per share and concurrently eliminated $8.6 million in future interest payments.

Research and development and selling, general and administrative expenses totaled approximately $27.7 million in the second quarter, compared with $26.7 million in the first quarter. We reported operating income of $0.1 million for the second quarter compared with an operating loss of $17.4 million for the first quarter.

Interest and other income was $4.6 million for the second quarter of 2026 as compared to $1.5 million during the first quarter of 2026. The $3.1 million increase was primarily the result of a reimbursement from Novo Nordisk for the transfer of zaltenibart inventory.

During the three months ended June 30, 2026, we repurchased and retired approximately 0.5 million shares of common stock pursuant to our share repurchase program, at an average cost of $11.70 per share, for an aggregate purchase price of $5.7 million. During the six months ended June 30, 2026, we repurchased and retired approximately 0.8 million shares of common stock pursuant to our share repurchase program, at an average cost of $11.70 per share, for an aggregate purchase price of $9.9 million.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, please register at the following URL https://events.q4inc.com/attendee/777037727 or go to Omeros’ website at https://investor.omeros.com/upcoming-events.

A replay of the call will be made accessible online for 90 days at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biotechnology company that discovers and develops first-in-class protein and small-molecule therapeutics for both large-market and orphan indications, with a focus on the treatment of complement-mediated diseases, cancers, and addictive or compulsive disorders. Omeros’ lead complement inhibitor YARTEMLEA® (narsoplimab-wuug), which targets the lectin pathway’s effector enzyme MASP-2, is FDA-approved and commercially available in the U.S. for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA) in adult and pediatric patients two years of age and older. OMS1029, Omeros’ long-acting MASP-2 inhibitor, has successfully completed Phase 1 clinical trials.

Under an asset purchase and licensing agreement, Novo Nordisk acquired global rights to zaltenibart (formerly OMS906), an inhibitor of MASP-3, the alternative pathway’s key activator, which is in clinical development for PNH and other alternative pathway indications, along with associated intellectual property and related assets. Omeros’ pipeline also includes OMS527, a phosphodiesterase 7 inhibitor in clinical development for cocaine use disorder, which is fully funded by the National Institute on Drug Abuse, and a growing portfolio of novel recombinant antibodies targeting multidrug-resistant organisms and novel molecular and cellular therapeutic programs for oncology. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated therapeutic benefits of drug candidates within our development pipeline, statements of intention or expectations regarding our marketing authorization application for narsoplimab in Europe, plans and expectations regarding the commercial launch of YARTEMLEA® in the U.S., and in the EU following any EMA approval, our expectations regarding the effectiveness of the J-code and its utility, our ability to consummate licensing, partnering or other transactions and the benefits, if any, we would receive from any such transactions, expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the commercialization of YARTEMLEA are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in our marketing authorization application or our inability to respond satisfactorily to information requests during regulatory review, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026 and in our subsequently filed Quarterly Reports on Form 10-Q. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial position, results of operations or cash flows but excludes or includes amounts that would not be included in most GAAP measures. We define non-GAAP adjusted net income (loss) as GAAP net income (loss) adjusted to exclude the non-cash remeasurement of the fair value of financial instruments.  We believe non-GAAP adjusted net income (loss) to be a more accurate measure in evaluating the Company’s performance because it excludes the fluctuation in the fair value of Omeros’ embedded derivatives. This is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Omeros’ financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Product sales, net	$28,529	$—	$38,422	$—

Costs and expenses:
Cost of product sales	798	—	1,385	—
Research and development	13,798	22,009	27,156	45,855
Selling, general and administrative	13,859	10,345	27,228	21,468
Total costs and expenses	28,455	32,354	55,769	67,323
Income (loss) from operations	74	(32,354)	(17,347)	(67,323)
Interest and other income	4,626	1,241	6,101	2,363
Interest expense, net of remeasurement adjustments and other	(7,585)	(15)	(13,479)	(3,669)
Net gain on change in fair value of financial instruments	11,447	8,207	84,593	8,142
Loss on early extinguishment of 2029 Notes	(1,896)	—	(1,896)	—
Loss on early extinguishment of 2026 Notes	—	(2,968)	—	(2,968)
Income (loss) from continuing operations before income tax expense	6,666	(25,889)	57,972	(63,455)
Income tax expense	(29)	—	(86)	—
Net income (loss) from continuing operations	6,637	(25,889)	57,886	(63,455)
Net income from discontinued operations, net of tax	6,595	465	11,406	4,571
Net income (loss)	$13,232	$(25,424)	$69,292	$(58,884)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.09	$(0.44)	$0.80	$(1.09)
Net income from discontinued operations	0.09	0.01	0.16	0.08
Net income (loss)	$0.18	$(0.43)	$0.96	$(1.01)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.08	$(0.44)	$0.64	$(1.09)
Net income from discontinued operations	0.07	0.01	0.13	0.08
Net income (loss)	$0.15	$(0.43)	$0.77	$(1.01)

Weighted-average shares used in per share computation:
Basic	72,131,526	58,585,083	72,025,096	58,323,586
Diluted	89,625,663	58,585,083	89,881,452	58,323,586

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,988	$9,660
Short-term investments	129,965	162,144
OMIDRIA contract royalty asset, short-term	25,603	25,351
Receivables	21,301	10,917
Inventory	842	—
Prepaid expense and other assets	5,541	7,595
Total current assets	185,240	215,667
OMIDRIA contract royalty asset	90,875	96,435
Right of use assets	8,284	10,708
Property and equipment, net	1,380	1,768
Restricted investments	1,054	1,054
Total assets	$286,833	$325,632

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$6,341	$4,764
Accrued expenses	29,269	29,388
OMIDRIA royalty obligation	21,511	20,547
2029 Notes repurchase obligation, net	31,259	—
2026 Notes, net	—	17,063
Lease liabilities	6,583	6,300
Total current liabilities	94,963	78,062
OMIDRIA royalty obligation, non-current	136,370	147,319
2029 Notes, non-current, net	42,032	51,364
2029 Notes embedded derivative, non-current	55,216	157,171
Lease liabilities, non-current	3,899	7,245
Other accrued liabilities, non-current	5,702	5,702
Shareholders’ deficit:
Common stock and additional paid-in capital	793,054	792,464
Accumulated deficit	(844,403)	(913,695)
Total shareholders’ deficit	(51,349)	(121,231)
Total liabilities and shareholders’ deficit	$286,833	$325,632

OMEROS CORPORATION

UNAUDITED SCHEDULE OF INTEREST EXPENSE, NET OF REMEASUREMENT ADJUSTMENTS AND OTHER

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In thousands)
OMIDRIA royalty obligation
Pass through interest remitted to administrative agent	$3,885	$5,069	7,898	10,286
Non-cash remeasurement adjustment	556	(8,506)	(853)	(11,878)
Interest expense, net of remeasurement on OMIDRIA royalty obligation	4,441	(3,437)	7,045	(1,592)

2029 Notes
Contractual interest expense	1,681	859	3,362	859
Amortization of debt discount and issuance costs	1,438	748	2,883	748
Interest expense on 2029 Notes	3,119	1,607	6,245	1,607

2026 Notes
Contractual interest expense	—	790	112	2,074
Amortization of debt discount and issuance costs	—	92	14	240
Interest expense on 2026 Notes	—	882	126	2,314

Term Loan
Contractual interest expense	—	2,231	—	4,464
Amortization of debt premium and issuance costs	—	(1,306)	—	(3,214)
Interest expense on Term Loan	—	925	—	1,250

Finance leases and other	25	38	63	90

Total interest expense, net of remeasurement adjustments and other	$7,585	$15	$13,479	$3,669

OMEROS CORPORATION

UNAUDITED GAAP TO NONGAAP RECONCILIATION

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Reconciliation of GAAP net income (loss) to Non-GAAP adjusted net income (loss)

Numerator (in thousands)
Net income (loss)	$13,232	$(25,424)	$69,292	$(58,884)
Less: remeasurement of fair value of financial instruments	(11,447)	(8,207)	(84,593)	(8,142)

Non-GAAP adjusted net income (loss)	$1,785	$(33,631)	$(15,301)	$(67,026)

Denominator (in shares)
Basic weighted average shares	72,131,526	58,585,083	72,025,096	58,323,586

Net income (loss) per share basic	$0.18	$(0.43)	$0.96	$(1.01)

Non-GAAP adjusted net income (loss) per share basic	$0.02	$(0.57)	$(0.21)	$(1.15)